August 30, 2004

Edward J. Swotek, Senior Vice President

Immediately

TierOne Corporation Completes Acquisition of United Nebraska Financial Co.

LINCOLN, NE – August 30, 2004 — TierOne Corporation (NASDAQ: TONE), the holding company for TierOne Bank, announced today it has successfully completed the acquisition of United Nebraska Financial Co., the parent company of United Nebraska Bank.

The purchase of the Grand Island, Nebraska-based United Nebraska is expected to bring TierOne Corporation’s total assets to approximately $2.7 billion. As a result, TierOne Bank will become the third largest financial institution headquartered in Nebraska based on the latest statewide market share deposit data.

“This strategic partnership will strengthen our growing market share position throughout Nebraska,” said Gilbert G. Lundstrom, chairman of the board and chief executive officer of TierOne Corporation. “It will also provide an even broader array of competitive financial services for our combined customers and will continue to enhance our company’s shareholder value.”

This is TierOne Corporation’s first acquisition since becoming a public company in 2002.

Lundstrom said United Nebraska Bank’s outstanding franchise, its dedicated team of talented bankers, a strong balance sheet and a diverse and loyal customer base in central Nebraska made it an exceptional candidate for acquisition.

“Due to the many quality attributes of United Nebraska Bank, we expect the integration with TierOne to be accretive to earnings yet this year,” added Lundstrom.

Under terms of an agreement announced on March 31, 2004, TierOne Corporation paid $97.3 million in cash to acquire United Nebraska, subject to post-closing adjustments.

The transaction was completed following the close of business on August 27, 2004.

In addition to offering additional opportunities for convenient banking access, Lundstrom said TierOne Bank’s product offerings will grow to include agricultural lending services and additional business lending capacity as a result of the acquisition. Combined, TierOne Bank’s net loans exceed $2.4 billion.

United Nebraska Bank had 16 banking offices located in Broken Bow, Burwell, Callaway, Columbus, Grand Island, Holdrege, Lexington, North Platte, Omaha, O’Neill and Ord, Nebraska.

Effective today, TierOne Bank will consolidate its existing bank offices in Broken Bow, Columbus, North Platte and Ord, Nebraska into the former United Nebraska Bank facilities. The United Nebraska Bank office located in Omaha, Nebraska will be consolidated into the other seven Omaha offices of TierOne Bank on September 24, 2004.

TierOne Bank’s network of banking offices will grow from 57 to 68 following the office realignment.

Lundstrom said new TierOne Bank signage will be installed at the former United Nebraska Bank offices beginning today and be completed within weeks. Combining the TierOne and United Nebraska computer systems is expected to be completed by the end of September.

The acquisition will also add a new subsidiary to TierOne Bank. United Farm & Ranch Management, Inc. offers farm management and brokerage services to agricultural clients and is the tenth largest operation of its kind in the United States. United Farm & Ranch Management, Inc. has offices in Kearney, Lincoln, Norfolk and North Platte, Nebraska.

TierOne Corporation is the parent company of TierOne Bank, a $2.7 billion federally chartered savings bank and the largest financial institution headquartered in Lincoln, Nebraska. Established in 1907, TierOne Bank offers customers a wide variety of full-service consumer and commercial banking products and services through a geographically diverse network of 68 banking offices located in Nebraska, Iowa and Kansas and four loan production offices located in Colorado and Minnesota.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income; competitive factors which could affect net interest income and noninterest income; changes in demand for loans, deposits and other financial services in the Company’s market area; changes in asset quality and general economic conditions; unanticipated issues associated with the execution of the Company’s strategic plan; unanticipated difficulties in realizing the growth opportunities and cost savings from the acquisition of United Nebraska Financial Co., unanticipated issues related to the resultant integration of United Nebraska Financial Co. and United Nebraska Bank; as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT:	Edward J. Swotek, Senior Vice President Investor Relations Department (402)473-6250 investorrelations@tieronecorp.com

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